Exhibit 10.19

Employment Agreement

MESOBLAST LIMITED

ACN 109 431 870

and

PROFESSOR SILVIU ITESCU

Employment Agreement

Date 8 August 2014

Parties

1.	Mesoblast Limited ACN 109 431 870 of Level 39, 55 Collins Street, Melbourne, Victoria 3000 (the Company).

2.	Professor Silviu Itescu (the Employee).

Operative	Provisions

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Act means the Fair Work Act 2009 (Cth) as amended or replaced from time to time;

Agreement means this agreement;

Award means any award applicable at any time to the Employee’s employment with the Company;

Business means the functions and business activities carried out by the Company in relation to developing and commercialising stem cell intellectual property and technology throughout the world in the field of regenerative medicine;

Business Premises means the Company’s premises at which the Employee predominantly works during the Employment;

Commencement Date means the effective date of 1 April 2014;

Confidential Information means:

(a)	all Information regarding the current or future business interests, methodology or affairs of the Company or any Related Entity of the Company;

(b)	all Information relating to the property, assets and technology of the Company or any Related Entity of the Company, including without limitation their Intellectual Property Rights;

(c)	all other Information belonging or relating to the Company or any Related Entity of the Company;

(d)	all Information which the Employee knows, or ought reasonably to be expected to know, is confidential to the Company or any Related Entity of the Company;

but excluding any Information which is lawfully already in the public domain, or becomes part of the public domain other than due to the fault of the Employee or any person for whom the Employee is responsible;

Corporations Act means the Corporations Act 2001 (Cth);

Financial Year means the year from 1 July to 30 June;

Information means any information, whether oral, graphic, electronic, written or in any other form, including:

(a)	forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data; and

(b)	copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered;

Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity, including:

(a)	patents, designs, copyright, rights in circuit layouts, plant breeder’s rights, trade marks, know how, brand names, domain names, inventions, product names, trade secrets, the right to have Confidential Information kept confidential and other results of intellectual effort in the scientific, technological, bio-technological, industrial, literary or artistic and commercial fields, whether or not registered or capable of registration;

(b)	any application or right to apply for registration of any of those rights;

(c)	any registration of any of those rights or any registration of any application referred to in paragraph (b); and

(d)	all renewals and extensions of these rights;

Law means:

(a)	principles of law or equity established by decisions of courts;

(b)	statutes, regulations or by-laws of the Commonwealth, a State, a Territory or a Government Agency; and

(c)	requirements and approvals (including conditions) of the Commonwealth, a State, a Territory or a Government Agency that have the force of law;

Related Body Corporate has the meaning given to that term in the Corporations Act;

Related Entity has the meaning given to that term in the Corporations Act;

Restraint Area is each of the following areas separately:

(a)	within Australia; and

(b)	within Australia and the United States of America.

Restrained Duties means duties the same or similar to those performed by the Employee in the course of the Employment;

Restraint Period is the period commencing on the Termination Date and ending on the expiry of each of the following periods after the Termination Date separately:

(a)	6 months;

(b)	9 months; and

(c)	12 months;

Term means the period of 3 years from the Commencement Date;

Termination Date means the date of termination or expiry of this Agreement for any reason.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this Agreement;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(g)	the word “month” means calendar month and the word “year” means 12 months;

(h)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(i)	a reference to a thing includes a part of that thing;

(j)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(k)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(l)	money amounts are stated in Australian currency unless otherwise specified; and

(m)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

2.	Position

(a)	The Employee will continue to be employed by the Company in the position of Managing Director and Chief Executive as from the Commencement Date in accordance with the terms of this Agreement (the Employment).

(b)	The Employee will report to the Board.

3.	Commencement and Term

The Employment will commence on the Commencement Date and will continue for the Term unless terminated in accordance with clause 10.3 of this Agreement. After the expiry of the Term, the Employee’s employment will continue until terminated by the Company in accordance with clause 10.1 or 10.3 or by the Employee in accordance with clause 10.1.

4.	Recognition of prior service

(a)	The Company acknowledges that the Employee was employed by the Company before the Commencement Date and this Agreement regulates the Employee’s employment terms only from the Commencement Date.

(b)	The Company will recognise:

(i)	the Employee’s continuous service from the date the Employee originally commenced employment with the Company for the purpose of all service related benefits; and

(ii)	any accrued entitlements of the Employee to annual leave, personal leave and long service leave with the Company immediately prior to the Commencement Date.

5.	Duties and Obligations

5.1	Duties

During the Employment, the Employee is to perform the usual duties of a managing director and Chief Executive of a listed company of the size and nature of the Company and such duties as are required to achieve the objectives set out by the Board of Directors from time to time.

5.2	Obligations

At all times during the Employment, the Employee must:

(a)	show the utmost good faith and devote the whole of the Employee’s working time and attention to the business of the Company and, if the Company so directs, to the business of any Related Body Corporate of the Company;

(b)	use the Employee’s best endeavours at all times to promote the interests and welfare of the Company and any Related Body Corporate of the Company;

(c)	honestly, faithfully and diligently obey and perform all lawful orders and instructions of the Company or the person to whom the Employee reports;

(d)	honestly, faithfully and diligently perform the duties and exercise the powers which from time to time may be assigned to the Employee by the Company or by the person to whom the Employee reports;

(e)	act in the best interests of the Company and any Related Body Corporate of the Company at all times;

(f)	use the Employee’s best endeavours to promote the development, profitability, interests and welfare of the Company and any Related Body Corporate of the Company;

(g)	not misuse the Company’s property or services, or allow such misuse by other persons;

(h)	as soon as practicable upon becoming aware thereof inform the Company of any act of dishonesty pertaining to the business, property or transactions of the Company on the part of any person which may have come to the Employee’s knowledge; and

(i)	keep the terms of the Employee’s remuneration confidential.

5.3	Other appointments

(a)	During the Employment, the Employee may not take up any other employment or engagement (paid or unpaid) without the prior written consent of the Company.

(b)	Without limiting clause 5.3(a), the Employee will not, during the Employment, without the prior written consent of the Company, undertake any appointment, position or work that:

(i)	results in the Employee competing with the Company;

(ii)	otherwise adversely affects the Company; or

(iii)	hinders the Employee’s performance of duties owed to the Company.

5.4	Conflict of interest

(a)	The Employee will ensure that there is no conflict between the Company’s interests and the Employee’s personal interests.

(b)	The Employee will make full and complete disclosure to the Company of the existence, nature and extent of any conflict or potential conflict of interest that the Employee may have in any manner or capacity whatever with the Employee’s duties or obligations under this Agreement.

(c)	The Employee must not solicit or accept from any person any remuneration or benefit for the discharge of the Employee’s duties other than the remuneration and benefits available to the Employee from the Company under this Agreement.

(d)	The Employee must immediately report to the Company any remuneration or benefit the Employee receives from another person and the Employee must not deal with or otherwise dispose of any such remuneration or benefit without the prior written consent of the Company.

(e)	The Employee must avoid any circumstance where a person or persons can improperly influence or receive unduly favourable treatment from the Company.

5.5	Company Policies

(a)	The Employee must comply with all policies and procedures of the Company.

(b)	Notwithstanding clause 5.5(a), the policies and procedures of the Company:

(i)	are for the benefit of the Company and do not impose any contractual obligations on the Company;

(ii)	are not incorporated into and do not form part of this Agreement; and

(iii)	may be departed from by the Company in individual cases.

5.6	Common law duties

Nothing in this Agreement is intended to limit the Employee’s duties of good faith and fidelity to the Company or any other duties implied at common law.

6.	Employment Locations

The Employee’s primary place of work will be Melbourne, Australia. However, the Employee may be required to work at other locations as directed by the Company.

7.	Hours of Work

The Employee is required to work 38 hours per week plus all such reasonable additional hours as required to properly perform his duties in accordance with this Agreement or as directed by the Company.

8.	Remuneration

8.1	Total Remuneration Package

In consideration of the duties provided and to be provided by the Employee, the Employee will be entitled to the Total Remuneration Package accruing and payable with respect to the period beginning on the Commencement Date, comprising:

(a)	Base Salary pursuant to clause 8.2; and

(b)	Additional Benefits pursuant to clause 8.3.

The Employee is not to receive benefits under or participate in any long term incentive plans utilised by the Company.

8.2	Base Salary

The Employee will be paid a Base Salary of $960,000 gross per annum (exclusive of superannuation) paid monthly into the Employee’s nominated bank account.

8.3	Additional Benefits

The Employee will also, as applicable, be entitled to/eligible to receive the following additional benefits:

(a)	mobile phone, lap top computer, car parking at the Employee’s primary place of work;

(b)	a cash bonus of up to 100% of the Base Salary (as varied in accordance with clause 8.7 from time to time) gross per annum in each Financial Year, to be determined by the Board having regard to the achievement by the Employee of the key performance indicators (KPIs) as set by the Board from time to time in relation to each Financial Year.

8.4	Offset

(a)	To the extent that the Employee’s Total Remuneration Package exceeds the Employee’s entitlements under the Award or pursuant to the Act at any time, the Employee’s Total Remuneration Package is inclusive of and paid in full satisfaction of all payments and benefits that the Company is legally obliged to provide to the Employee, including any overtime payments or other payments for hours worked in excess of ordinary hours, and including all entitlements the Employee has to payments (including wages, overtime and allowances) under the Award or pursuant to the Act.

(b)	To the extent that the Employee’s Total Remuneration Package exceeds the Employee’s entitlements under the Award or pursuant to the Act, the Company may (to the fullest extent permitted by law) offset against this amount any future increases in the rates and allowances contained in the Award or pursuant to the Act.

(c)	Notwithstanding this clause or anything else in this Agreement, the Award is not incorporated into and does not form part of this Agreement.

(d)	The Employee hereby authorises the Company to make deductions from any payments owing to the Employee to recover any debt owed by the Employee to the Company (to the fullest extent permitted by law), including as a result of previous over-payment to the Employee.

8.5	Expenses

Except as expressly provided for in this Agreement, the Employee will be reimbursed for all expenses which are in the Company’s opinion reasonably incurred by the Employee in the course of the Employment, subject to provision of receipts or other documentary evidence to the Company’s satisfaction.

8.6	Superannuation

The Company will in addition to the Base Salary make contributions on the Employee’s behalf to a complying superannuation fund at the minimum level required to meet the Company’s statutory obligations under applicable superannuation legislation.

8.7	Annual Review

At or shortly after the end of each Financial Year, the Company will review the Employee’s Total Remuneration Package (as detailed in this clause 8) and consult with the Employee regarding any proposed increase. Any recommended increases to the Total Remuneration Package are at the absolute discretion of the Company’s Board of Directors.

9.	Leave

9.1	Annual leave

(a)	The Employee will be entitled to 4 weeks annual leave for every 12 months’ service on a pro-rata and cumulative basis in accordance with the Act.

(b)	Annual leave is to be taken at a time agreed with the Company or failing agreement as directed by the Company in accordance with the Act.

9.2	Personal/Carer’s Leave

(a)	The Employee will be entitled to 10 days personal/carer’s leave per annum, which includes sick leave, on a pro-rata and cumulative basis, in accordance with the Act.

(b)	To claim any period of personal/carer’s leave, the Company may require the Employee to provide a medical certificate from a registered health practitioner or, if that is not reasonably practicable, a statutory declaration from the Employee, in an appropriate form.

(c)	Personal/carer’s leave will not be paid out on termination of the Employment.

9.3	Parental Leave

The Employee will be entitled to unpaid parental leave in accordance with the Act.

9.4	Long Service Leave

The Employee will be entitled to long service leave in accordance with applicable State legislation.

9.5	Public Holidays

The Employee will be entitled to paid leave on days declared public holidays in accordance with the Act.

10.	Termination of Employment

10.1	Termination on notice

(a)	Subject to clause 10.3, the Company may after expiry of the Term terminate the Employment at any time by giving the Employee 12 months’ notice in writing.

(b)	The Employment may be terminated by the Employee by giving the Company 12 months’ notice in writing.

(c)	In the case of termination by the Company under clause 10.1(a) or by the Employee under clause 10.1(b), the Company may make a payment to the Employee in lieu of part or all of the notice period in a sum equal to the Base Salary the Employee would have earned if the Employee had been given the relevant period of notice.

(d)	If the Employee does not give the Company the period of notice referred to in this clause in writing or the Employee leaves the Employment during the period of notice, the Employee agrees that the Company is entitled to withhold (to the fullest extent permitted by law) from any monies owing to the Employee an amount representing the salary the Employee would have earned for the number of weeks or days of the notice period that the Employee did not work.

10.2	Garden Leave

(a)	Following the giving of notice by the Company or the Employee under clause 10.1, the Company may for part or all of the notice period at its sole discretion direct the Employee to:

(i)	perform alternative duties; or

(ii)	perform no duties and not attend for work.

(b)	Clause 10.2(a) does not affect the Company’s right to at any time make payment in lieu of part or all of the notice period in accordance with clause 10.1(c).

10.3	Summary Dismissal

(a)	The Company may terminate the Employment summarily without notice or any payment in lieu of notice to the Employee if the Employee:

(i)	commits serious misconduct;

(ii)	commits a serious or persistent breach of any term or condition of this Agreement;

(iii)	refuses or fails to comply with a lawful and reasonable directive of the Company;

(iv)	engages in any fraudulent or dishonest conduct;

(v)	is intoxicated at work to the extent that the Employee cannot perform the Employee’s duties;

(vi)	is convicted of any serious or indictable criminal offence;

(vii)	engages in any conduct which in the reasonable opinion of the Company may bring the Company into disrepute;

(viii)	is prohibited by Law from taking part in the management of the Company;

(ix)	becomes of unsound mind (as determined by 2 independent medical practitioners selected by the Board) or a person whose person or estate is liable to be dealt with in any way under any Law relating to mental health and in either instance is incapable of undertaking his duties to the full extent required under this Agreement (as determined by the Board, excluding the Employee should the Employee be a director of the Company); or

(x)	is made bankrupt or enters into any composition or arrangement with or for the benefit of his creditors generally.

10.4	Resignation as director

(a)	On termination of the Employment pursuant to clause 10.3 only, the Employee will in writing resign from the Employee’s position as director of the Company or any Related Body Corporate without compensation for loss of office as director.

(b)	The Employee hereby irrevocably appoints the Company and each of its directors severally as and to be the attorney of the Employee to do anything and execute any document which the Employee is required to do or execute to effect the Employee’s resignation pursuant to clause 10.4(a) and which the Employee has failed to do or execute.

10.5	Incapacity of Employee

If the Employee is or will be prevented by physical or mental incapacity from carrying out his duties for more than 3 consecutive months, or 3 months in total in any 12 month period, then the Company may terminate the Employment by payment of 12 months Base Salary in lieu of notice.

10.6	Deduction of Monies

The Company is hereby authorised by the Employee to deduct (to the fullest extent permitted by law) from any final payment on termination of the Employment, any monies owed by the Employee to the Company or any Related Entity of the Company including to recover any previous over-payment of remuneration to the Employee.

10.7	Return Of Company Property

On termination of the Employment, the Employee must as soon as practicable return to the Company all property, materials and items belonging to the Company or any Related Entity of the Company in the Employee’s possession custody or control.

10.8	Accrued Entitlements on Termination

Any payment by the Company in respect of accrued but unpaid or untaken annual leave or long service leave on termination of the Employment, will be calculated on the basis of the Base Salary pursuant to clause 8.2.

11.	Confidential Information

11.1	Acknowledgment of Employee

The Employee acknowledges that through the course of the Employment or otherwise, the Employee may obtain access to, or become aware of, Confidential Information which is of commercial value to the Company and which is owned by and will at all times remain the property of the Company or a Related Entity of the Company.

11.2	Obligations of the Employee

The Employee must:

(a)	only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, the Employee’s duties in the course of employment with the Company;

(b)	not memorise, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance of the Employee’s duties;

(c)	keep in the strictest confidence all Confidential Information and, unless required by law, not disclose to any person any Confidential Information without the consent of the Company;

(d)	not use, or modify any Confidential Information for the Employee’s own use or benefit or the use or benefit of any third party;

(e)	co-operate with the Company in any action the Company may take to protect the confidentiality of the Confidential Information; and

(f)	promptly, at the request of the Employer at any time, disclose and deliver up to the Company, all Confidential Information including copies in the Employee’s possession, custody or control.

11.3	Unauthorised disclosure

The Employee must take all reasonable precautions to prevent any unauthorised disclosure of Confidential Information, including the following precautions:

(a)	the Employee must at all times store all Confidential Information safely and securely;

(b)	except with the prior written authority of the Company, the Employee must not remove any Confidential Information from the premises at which it is stored except where it is necessary to do so for the sole purpose of performing his duties under this Agreement;

(c)	the Employee must immediately notify the Company in writing of any actual, threatened or suspected unauthorised disclosure of any Confidential Information; and

(d)	the Employee must take all reasonable measures to minimise any unauthorised dissemination of any Confidential Information which is in any way related to or resulting from an act or failure to act by the Employee.

11.4	Authorised disclosure

Nothing in this Agreement prohibits any disclosure of Confidential Information by the Employee where such disclosure is authorised by the Company or is necessary to comply with any applicable law or legally binding order of any court, government, semi-government authority or administrative or judicial body, provided that prior to any disclosure, the Employee:

(a)	notifies the Company within a reasonable time of the full details of the circumstances and content of the proposed disclosure;

(b)	uses reasonable endeavours to comply with any reasonable request by the Company concerning the proposed disclosure; and

(c)	gives the Company a reasonable opportunity to challenge in a court or other appropriate body the legality of the Employee’s obligation to disclose the Confidential Information.

11.5	Cessation of use

Immediately on the written request of the Company, the Employee must:

(a)	cease the use of all Confidential Information;

(b)	deliver to the Company all documents and other materials in the Employee’s possession, power or control containing, recording or constituting that Confidential Information or, at the option of the Company, destroy, and certify to the Company that the Employee has destroyed, those documents and materials; and

(c)	for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored.

11.6	Survivorship

The Employee’s obligations under this clause 11 survive the termination of the Employment for any reason.

12.	Intellectual Property

(a)	The Employee hereby assigns to the Company absolutely and beneficially the whole of the Employee’s right, title and interest in the world, whether presently existing or which arises at a date after the date of this Agreement in and to all Intellectual Property Rights acquired, developed or created by the Employee:

(i)	in the course of his employment with the Company;

(ii)	prior to the Commencement Date, where the Employee was providing services for the Company or Business (which includes in anticipation of the incorporation of the Company), the shareholders of the Company or for the benefit of any of the Company, its shareholders or the Business;

(iii)	which in any way affect, relate to or are connected with the Business; or

(iv)	with the use of any of the Company’s or a Related Entity’s resources, including the Company’s or a Related Entity’s computer/s or other information technology equipment, the Company’s or a Related Entity’s laboratory or other research and development facilities or at the Company’s or a Related Entity’s premises,

(collectively, the Assigned Intellectual Property Rights)

(b)	The Employee hereby agrees and undertakes to promptly disclose to the Company any Assigned Intellectual Property Rights upon acquisition, creation or development.

(c)	The Employee acknowledges and agrees that the Company will own all right, title and interest in and to all of the Assigned Intellectual Property Rights immediately upon creation, acquisition or development of the Assigned Intellectual Property Rights.

(d)	The Employee irrevocably agrees to promptly execute all documents, forms and authorisations and do all acts and things that the Company considers to be necessary or desirable to give effect to this Agreement and to absolutely vest in the Company full right, title and interest in and to all of the Assigned Intellectual Property Rights.

(e)	At the Company’s request and expense, the Employee undertakes to assist the Company, whether during the course of or subsequent to the termination of the Employment, in connection with any controversy or legal proceeding relating to the Assigned Intellectual Property rights and in obtaining domestic or foreign patent or other protection covering the same.

(f)	The Employee hereby irrevocably appoints the Company and each of its directors severally as and to be the attorney of the Employee to do anything and execute any document which the Employee is required to do or execute pursuant to or in connection with the assignment of Intellectual Property Rights under this Agreement and which the Employee has failed to do or execute. This power of attorney is granted to secure the performance of the Employee’s obligations to the Company in relation to the assignment of Intellectual Property Rights under this Agreement.

(g)	The Employee’s obligations under this clause 12 will survive the termination of the Employment for any reason.

13.	Moral Rights

(a)	To the extent that the Employee has any moral rights in any work (whether or not currently in existence) created, made, delivered, produced, contributed to or otherwise provided by the Employee to the Company in the course of the Employment (collectively Works), the Employee hereby irrevocably and unconditionally consents, to the fullest extent permitted by law (whether present or future), pursuant to the Copyright Act 1968 (Cth), to the Company, its successors, assignees and licensees, and their licensees, and other persons authorised by any of them:

(i)	reproducing, adapting, publishing, performing, exhibiting, communicating or transmitting the Works or any adaptation thereof (or any part of any of the Works or of any such adaptation) anywhere in the world, in whatever form and in whatever circumstances the Company thinks fit including the making of any distortions, additions or alterations to the Works or any adaptation thereof (or any part of the Works or of such adaptation) as so reproduced, adapted, published, performed, exhibited, communicated or transmitted;

(ii)	reproducing, adapting, publishing, performing, exhibiting, communicating or transmitting the Works or any adaptation thereof (or any part of any of the Works or of any such adaptation) anywhere in the world without making identification of the Company or the Employee or any other person in relation thereto;

(iii)	doing any act or omission that would constitute derogatory treatment of the Works; and

(iv)	combining or juxtaposing the Works with anything else,

for any purpose whatsoever, whether such acts or omissions occur before or after the date on which that consent is given.

(b)	The Employee warrants that the consent obtained pursuant to this clause will be a genuine consent and complies with the provisions of the Copyright Act 1968 (Cth) and that the Employee has not relied on any statement or representation made by the Company or anyone acting on behalf of the Company.

14.	Non-Competition

14.1	Obligations of the Employee

The Employee must not, in any capacity including on the Employee’s own account or as a member, shareholder, unitholder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, associate, representative or financier or in any other way or by any other means:

(a)	during the Restraint Period and in the Restraint Area, perform Restrained Duties for a business, activity or operation which is the same as, substantially similar to, or competitive with the Business or any material part of the Business;

(b)	during the Restraint Period and in the Restraint Area, participate in, be interested in, assist with or otherwise be directly involved, engaged, concerned or interested in a business, activity or operation which is the same as, substantially similar to, or competitive with the Business or any material part of the Business;

(c)	during the Restraint Period, solicit, entice away, interfere with, or endeavour to solicit, entice away, or interfere with, any person, firm, corporation or entity which was or is a client or customer of the Company and with whom the Employee had direct dealings in the course of the Employment in the 12 month period ending on the Termination Date;

(d)	during the Restraint Period, canvass, solicit, or entice, or endeavour to canvas, solicit or entice, any person who was or is an employee, contractor or director of the Company, and with whom the Employee had direct dealings in the course of the Employment in the 12 month period ending on the Termination Date, to leave that office, engagement or employment;

(e)	during the Restraint Period, interfere with the business of the Company or any Related Entity of the Company, or divulge to any person any information, including Confidential Information, concerning the business of the Company or any Related Entity of the Company; or

(f)	during the Restraint Period, interfere to the detriment of the Company or any Related Entity of the Company with the relationship between the Company or any Related Entity of the Company and any of their clients, customers, employees or suppliers.

14.2	General

(a)	Nothing in this clause 14 prevents the Employee from holding in aggregate less than 5% of the issued shares of a body corporate, or interests in a registered managed investment scheme, included on the official list of a financial market (as defined in the Corporations Act).

(b)	Each covenant in clause 14.1, each paragraph of the Restraint Area definition and each paragraph of the Restraint Period definition is a separate and independent covenant by the Employee. They are to be combined and each combination is a separate covenant and restriction, although they are cumulative in effect.

(c)	For the avoidance of any doubt, if any of the separate and independent covenants or restrictions set out in this clause is or becomes invalid or unenforceable for any reason:

(i)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result;

(ii)	in any other case the offending provision must be severed from these terms, in which event the remaining provisions of these terms operate as if the severed provision had not been included; and

(iii)	without limiting the above, if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the area or time was reduced, then that provision must be read down by deleting that activity, or reducing that period or area, to the minimum extent necessary to achieve that result.

(d)	The Employee acknowledges that each of the restrictions imposed by this clause:

(i)	is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement;

(ii)	extends no further, in any respect, than is reasonably necessary for the maintenance and protection of the business of the Company and its goodwill; and

(iii)	does not unreasonably restrict the Employee’s right to carry on the Employee’s profession or trade.

14.3	Survivorship

The Employee’s obligations under this clause 14 survive the termination of the Employment for any reason.

15.	Suspension

Where the Company considers it necessary, it may suspend the Employee on full pay, whilst it conducts an investigation into any concerns relating to the Employee’s conduct or performance as an employee or for any other reason.

16.	Changes to position, duties, remuneration, or location

(a)	The Employee’s employment with the Company will continue to be subject to the terms of this Agreement, unless varied or replaced by an agreement agreed to by both parties in writing, despite any change to the Employee’s duties, remuneration or location.

(b)	This Agreement may only be varied by a document in writing signed by or on behalf of each party.

17.	Corporations Act

(a)	Notwithstanding any provision of this Agreement, but subject to this clause 17, the Company is not required to pay or provide, or procure the payment or provision of, any monies or benefits to the Employee which it is not permitted to pay or provide under the provisions of Part 2D.2, Division 2 of the Corporations Act without obtaining shareholder approval.

(b)	To the extent that this Agreement requires any such payments or benefits to be provided to the Employee, the Company will take all necessary steps to seek shareholder approval for the payment or provision of those monies and/or benefits to the Employee.

(c)	If shareholder approval for the payment or provision of the monies and/or benefits to the Employee is not obtained, those payments and/or benefits must be reduced to the extent required to ensure compliance with this clause and the Corporations Act.

(d)	In the event that the Company pays or provides any monies or benefits to the Employee in excess of the amount permitted to be paid or provided to the Employee under the Corporations Act without shareholder approval, the Employee must, on receiving written notice from the Company, immediately repay or return those monies or benefits to the Company.

18.	General

18.1	Entire understanding

(a)	This Agreement constitutes the entire agreement between the parties as to its subject matter and supersedes all prior communications and agreements between the parties as to the terms and conditions of the Employee’s employment, including any prior written or verbal undertakings or statements.

(b)	Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this Agreement.

18.2	No adverse construction

This Agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

18.3	Further assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Agreement.

18.4	No waiver

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Agreement does not operate as a waiver of the power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Agreement.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

18.5	Severability

Any provision of this Agreement which is invalid in any jurisdiction must in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	be severed from this Agreement in other case,

without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.

18.6	No assignment

A party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of each other party.

18.7	Consents and approvals

Where anything in this Agreement depends on the consent or approval of a party then, unless this Agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

18.8	No variation

This Agreement cannot be amended or varied except in writing signed by the parties.

18.9	Governing law and jurisdiction

(a)	This Agreement is governed by and must be construed in accordance with the Law of the State of Victoria.

(b)	The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.

18.10	Counterparts

If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

18.11	Conflicting provisions

If there is any conflict between the main body of this Agreement and any Schedules or annexures comprising it, then the provisions of the main body of this Agreement prevail.

18.12	Non merger

A term or condition of, or act done in connection with, this Agreement does not operate as a merger of any of the rights or remedies of the parties under this Agreement and those rights and remedies continue unchanged.

Executed as an agreement

Signed by Professor Silviu Itescu in the	)
presence of:	)

/s/ Silviu Itescu
Signature

/s/ Jenny Zafiris
Signature of witness

Jenny Zafiris
Name of witness
(please print)

Executed by Mesoblast Limited ACN 109 431)
870 in accordance with section 127(1) of the	)
Corporations Act 2001 (Cth):	)
)

/s/ Brian Jamieson	/s/ Jenni Pilcher
Signature of director	Signature of company secretary

Brian Jamieson	Jenni Pilcher
Name (please print)	Name (please print)